Exhibit 3.1

AMENDMENT TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DIGITAL HEALTH ACQUISITION CORP.

(a Delaware Corporation)

Digital Health Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “Digital Health Acquisition Corp.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 30, 2021. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 3, 2021, and amended on October 26, 2022 and September 8, 2023 (as amended, the “Amended and Restated Certificate”).

2.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate.

3.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.	The Amended and Restated Certificate of Incorporation shall be amended as follows:

a.	Section7.3 is hereby amended and restated in its entirety as follows:

Section 7.3      Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders or may be effected by written consent of the stockholders in compliance with Section 228 of the Delaware General Corporation Law in lieu of a meeting.

b.	Section 9.1(b) is hereby amended and restated in its entirety as follows:

“(b)      Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 14, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement (the “Trust Agreement”). Except for the withdrawal of interest to pay taxes (less up to $100,000 interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 24 months from the closing of the Offering (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open (or such a later date up to 36 months from the closing of the Offering pursuant to the extension set forth under Section 9.1 (c) the “Deadline Date”); and (iii) the redemption of shares in connection with a stockholder vote to amend any provisions of this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (b) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

c.	Section 9.1(c) is hereby amended and restated in its entirety as follows:

“(c)      The Board may extend the date by which the Corporation has to consummate an initial Business Combination up to four (4) additional times for three (3) months each time, for a maximum of twelve (12) additional months.”

IN WITNESS WHEREOF, Digital Health Acquisition Corp. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer this 6th day of November 2023, and the foregoing facts stated herein are true and correct.

Digital Health Acquisition Corp.

By:	/s/ Scott Wolf
Name:	Scott Wolf
Title:	Chief Executive Officer